Exhibit 23(i)

[Ernst &Young LLP letterhead]

Consent of Independent Auditors

        We consent to the incorporation by reference in (a) the Registration Statements (Form S-8 No. 333-85657, Form S-8 No. 33-57131, Form S-8 No. 33-62968, Form S-8 No. 33-33958, Form S-8 No. 33-20069) pertaining to the Moog Inc. Savings and Stock Ownership Plan, (b) the Registration Statement (Form S-8 No. 333-73439) pertaining to the Moog Inc. 1998 Stock Option Plan, and (c) the Registration Statement (Form S-3 No. 333-107586) of Moog Inc. and in the related Prospectus, of our report dated November 4, 2003 with respect to the consolidated financial statements and financial statement schedule of Moog Inc. included in the Annual Report (Form 10-K) for the year ended September 27, 2003.

                                                                                        /s/ Ernst & Young LLP

Buffalo, New York
December 9, 2003